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                                                                      EXHIBIT 12

                             SUBSCRIPTION AGREEMENT

                             DATED OCTOBER 11, 2004

Opus Investment Trust (the "Trust")
440 Lincoln Street
Worcester, MA  01653

The undersigned hereby subscribes for and agrees to purchase One Hundred Thousand (100,000) shares of beneficial interest of Opus Cash Reserves (the "Fund"), a series of the Trust, at the price of $1.00 per share. These securities shall be fully paid and nonassessable at the time of issuance.

In connection with this subscription, the undersigned hereby warrants and represents that these securities are being acquired for its own account and for investment, and not with a view to, or in connection with, any distribution or sale thereof, that it has made no agreement with any other person or entity concerning such securities, and that its financial condition is such that it will not be necessary for it to dispose of such securities in the foreseeable future.

The undersigned also represents it is aware that the securities being acquired have not been registered under either federal law and rules or the applicable law of certain states or other jurisdictions, and that sale or resale of the securities will not be permitted under federal or state law unless such securities are first registered, or the sale is a transaction that is exempt from registration under both federal and state laws. Furthermore, the undersigned agrees to refrain from any sale of the securities except pursuant to registration or exemption from registration.

In this connection, the undersigned consents to the placement of the following restrictive legend on the securities certificate, if any, delivered to it:

        "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of certain states. The securities have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and any applicable state securities laws or an opinion of counsel satisfactory in form and substance to counsel for the Trust that the transaction will not result in a violation of federal or state securities laws."

The undersigned also consents to the placing of a stop transfer notification on the Trust's securities records with respect to the securities being subscribed for.

The undersigned also represents that it has been fully appraised of, and is totally aware of the nature of, the investment being made and the financial risks of the investment. In addition, the undersigned has been provided with the Fund's current preliminary prospectus and offered access to all of the Trust's books, records, information, agreements, and documents that it has deemed necessary and appropriate under the circumstances. Thus, it represents that it does not require or desire any information or data pertaining to the Trust or the Fund.

The undersigned also represents that is accepting these securities on its own behalf and for no one else.

                                        First Allmerica Financial Life Insurance
                                          Company

                                        By:    /s/ John P. Kavanaugh
                                               -------------------------------
                                        Name:  John P. Kavanaugh
                                        Title: Vice President

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Accepted:

Opus Investment Trust

By:     /s/ Donald P. Wayman
        ---------------------------------
Name:   Donald P. Wayman
Title:  Vice President

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